EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Trans World Entertainment Corporation:

We consent to the use of our reports dated April 8, 2005, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 29, 2005, and January 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 29, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 and the effectiveness of internal control over financial reporting as of January 29, 2005, incorporated herein by reference.

Our report dated April 8, 2005, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 29, 2005, and January 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 29, 2005, contains an explanatory paragraph that states that the Company changed its methods of accounting for goodwill and vendor allowances effective February 3, 2002.

/s/ KPMG LLP
Albany, New York
September 8, 2005